EXHIBIT 5.1
Suite 2800 1100 Peachtree St.
Atlanta GA 30309-4530
t 404 815 6500 f 404 815 6555
www.KilpatrickStockton.com
March 29, 2006
Fidelity National Information Services, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204

Re:	Registration Statement on Form S-8 for Fidelity National Information Services, Inc. 401(k) Profit Sharing Plan
Ladies and Gentlemen:
     We have acted as counsel to Fidelity National Information Services, Inc., a Georgia corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) relating to an aggregate of 10,000,000 shares (the “Shares”) of the Company’s Common Stock, par value $.01 per share, issuable by the Company pursuant to the Fidelity National Information Services, Inc. 401(k) Profit Sharing Plan (the “Plan”). This opinion letter is rendered pursuant to Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K of the Commission.
     As such counsel, we have examined and relied upon such records, documents, certificates, and other instruments as in our judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed, or photographic copies, and as to certificates of public officials, we have assumed the same to have been properly given and to be accurate.
     The opinions expressed herein are limited in all respects to the laws of the State of Georgia, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.
     Based upon and subject to the foregoing, we are of the opinion that (i) the Plan and the issuance of the Shares pursuant to the Plan have been duly authorized, and (ii) when issued by the Company in accordance with the terms of the Plan, the Shares will be validly issued, fully paid, and nonassessable.

Fidelity National Information Services, Inc.
March 29, 2006

     This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein.
     We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Yours truly, KILPATRICK STOCKTON LLP
By:	/s/ Larry D. Ledbetter
Larry D. Ledbetter, A Partner